EXHIBIT 99.1
NOTICE OF CONVERSION RIGHT FOR
SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2024
Bloomington, MN, December 26, 2007 – MGI PHARMA, INC. (NASDAQ: MOGN) (the “Company” or “MGI PHARMA”), today announced that the Company’s Senior Subordinated Convertible Notes due 2024 (the “Notes”) shall become convertible as a result of the Company entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated December 10, 2007, with Eisai Co., Ltd. (“Eisai”) and Jaguar Acquisition Corp. (“Purchaser”) pursuant to which it is anticipated that all of the Company’s outstanding shares of common stock (other than shares of common stock held by Eisai or its subsidiaries or by stockholders who have validly exercised their dissenters’ rights under Minnesota law), will be acquired by Purchaser at a cash purchase price of $41.00 per share pursuant to a tender offer (the “Offer”) followed by a “second-step” merger (the “Merger”).
As a result of the Company entering into the Merger Agreement, holders of the Notes shall be entitled to convert their Notes in whole or in part (in principal amounts of $1,000 and integral multiples thereof) at any time from and after January 8, 2008 (15 days prior to the earliest date on which the Merger may be consummated under the terms of the Merger Agreement) until (but not including) the date which is 15 days after the effective date of the Merger.
Prior to the effective time of the Merger, holders of the Notes may convert each $1,000 in principal amount at maturity of the Notes into 23.7642 shares of Company common stock. At the effective time of the Merger, the right to convert each $1,000 in principal amount at maturity of the Notes shall be changed into the right to receive $974.33 in cash (representing the $41.00 per share cash consideration payable in the Merger in respect of the shares of Company common stock otherwise issuable upon conversion of the Notes). For any Note surrendered for conversion during the period from the close of business on February 15, 2007, to the opening of business on March 3, 2008 (the “Interest Payment Date”)(provided such Note is then convertible as specified above), the Company shall also pay the amount of interest on the Note otherwise due on the Interest Payment Date.
Pursuant to the indenture under which the Notes were issued, upon the consummation of a “change in control” (which would include the contemplated Offer and Merger) the Company is required to make an offer to repurchase any Notes that remain outstanding at such time (provided the holders of such Notes do not elect to convert such Notes as set forth above) at a repurchase price equal to the Notes’ original issue price, plus any accrued and unpaid interest or accrued original issue discount thereon. The Company expects to make such offer within 15 days after the consummation of the Offer in accordance with the terms of the indenture.
About MGI PHARMA
MGI PHARMA, INC. is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops, and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) Injection, Dacogen® (decitabine) for Injection, and Gliadel® Wafer   (polifeprosan 20 with carmustine implant) in the United States. MGI PHARMA directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.
Notice to Investors
The information contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell shares of MGI PHARMA.

Forward-Looking Statements
This press release contains “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements regarding the expected timing of the completion of the tender offer or merger; statements regarding the expected offer by MGI PHARMA to repurchase the Notes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many MGI PHARMA stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, distributors, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of MGI PHARMA’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by MGI PHARMA. MGI PHARMA does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.
Inquiries:
Timothy J. Smith
Investor Relations
MGI PHARMA, INC.
952-406-3100